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                                                                   EXHIBIT 10.35


                             TERM PROMISSORY NOTE
                                                             South Bend, Indiana
                                                                    June 5, 2000
$5,000,000.0

     For value received, the undersigned ("Borrower"), promises to pay to the order of /1st/ Source Bank ("1/st/ Source") at any of its offices the principal sum of Five Million and no/100 Dollars ($5,000,000.00).

With interest thereon prior to maturity at the rate of:

Nine and one-fourth percent (9.25%) per year. Borrower may prepay the unpaid principal balance of this Note, but any prepayment, in whole or in part, shall be subject to a premium of three percent (3%) of the amount prepaid during the first and second years of the original term of this Note, two percent (2%) if prepaid during the third and fourth years of the original term of this Note, and one percent (1%) if prepaid during the fifth year of the original term of this Note.

Principal and interest shall be paid as follows:

Equal monthly installments of principal and interest in the amount of $64,017.00 commencing on the 5/th/ day of July, 2000 and on the same day of each month thereafter until June 5, 2005, ("Termination Date") when all unpaid sums of principal and interest shall be due and payable.

     Interest shall be computed on the basis of a three hundred sixty (360) day year, and accrue for each day any principal sum remains unpaid. 1/st/ Source will charge, and Borrower agrees to pay, a late charge of two percent (2%) per month on any installment of principal and interest not paid within ten (10) days of the due date. After maturity, whether by acceleration or otherwise, interest will be payable at a rate which is three percent (3%) per year in excess of the interest rate otherwise payable hereon.

     Upon the occurrence of any event of default (as defined below), all of the indebtedness evidenced hereby and remaining unpaid shall, at the option of 1/st/ Source and without further demand or notice, become immediately due and payable with reasonable attorneys' fees incurred by 1/st/ Source in enforcing the Note. As used herein each of the following shall constitute an event of default:

     a) Borrower defaults in the payment of all or part of any installment of interest, principal, or premium (if any) hereunder when the same becomes due (whether by acceleration or otherwise);

     b) Any representation or warranty made in any of the documents executed by Borrower and delivered to 1/st/ Source, in connection with this Note or that Purchase Money Real Estate Mortgage and Security Agreement ("Loan Documents"), or otherwise in writing furnished in connection therewith shall be false or inaccurate in any material respect when made;

     c) Any one or more of the covenants or agreements contained in any of the Loan Documents is violated, or any other default occurs under any of the Loan Documents;

     d) Borrower dissolves, becomes insolvent, makes an assignment for the benefit of creditors, applies to any court for the appointment of a trustee or receiver of any substantial part of its assets or commences any proceedings related to itself under any bankruptcy, receivership, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction, or any application is filed or proceedings are commenced as described above against Borrower or Borrower indicates its approval, consent or acquiescence thereto, or an order is entered appointing such a trustee or receiver or adjudicating Borrower as a bankrupt or an insolvent or approving the petition in any such proceedings and such order remains in effect for thirty (30) days.

     e) Any order is entered in any proceedings against Borrower to create a dissolution or split-up thereof and such order remains in effect for thirty (30) days; or
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     f)   Any enforcement action or other proceeding is commenced or notice is received by a Borrower in any way relating to the environment or discharges into the environment, or any claim is instituted against the Borrower in the nature of torts in any way relating to the environment or discharges into the environment, including but not limited to toxic torts, fear of illness or other health related claim or claim relating to potentially responsible party status at any disposal, storage, recycling or reclamation site to which soils or other materials were taken during or after operations conducted on the property which constitutes Collateral, or any order in any way relating to the environment or discharges into the environment is enters against the Borrower or any of its Property by any administrative agency or court. This subsection shall only apply to any notice given or any enforcement action initiated by any regulatory or government agency, or citizen , for actual violations of environmental statures, ordinances, regulations or permit conditions in which the penalty and cost of any remedial activity, arising from an entry of judgment against or settlement by Borrower would have a material adverse effect on the ability of Borrower to meet its obligations under the Loan Documents.

 Borrower and, sureties, and endorsers severally waive demand, presentment for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and diligence by 1/st/ Source in collection and bringing suit on this Note and all benefits of valuation and appraisement laws and expressly agree that this Note may be extended from time to time without notice with full reservation of 1/st/ Source's rights, and without in any way affecting the liability of the Borrower, sureties and endorsers hereunder.

     Borrower hereby covenants and agrees that it:

     a) Shall not allow to occur any material adverse change in the nature of Borrower's business as carried on as of the date of this Note or in the financial condition or prospects of Borrower, which would have a material adverse effect on the ability of Borrower to meet its obligations under the Loan Documents;

     b) Shall maintain accurate and proper books and records; shall furnish to 1/st/ Source within ninety (90) days after the end of each fiscal year the financial statement of Borrower prepared in accordance with generally accepted accounting principals consistent with prior years unless specifically noted thereon, and furnish to 1/st/ Source within sixty (60) days after the end of each calendar period interim financial statements, and such other financial information as is reasonably requested from time to time from 1/st/ Source, for the periods requested by 1/st/ Source, all prepared and signed by the chief financial officer of Borrower in accordance with generally accepted accounting principles consistent with prior periods unless specifically noted thereon; and shall permit periodic audits or other examinations of its books, records, accounts and properties by 1/st/ Source and 1/st/ Source's representatives and submit such additional information as 1/st/ source may reasonably request; and

     c) Shall comply with all laws and regulations of any authority applicable to Borrower's business, including without limitation those relating to taxes, the environment and to occupational safety and health, provided, however, that Borrower shall not be in violation of this covenant during such period of time when Borrower is contesting the application of any such law or regulation.

1/ST/ SOURCE'S ACCEPTANCE OF LATE OR PARTIAL PAYMENTS, EXCUSE OF ANY DEFAULT, OR DELAY IN ENFORCEMENT OF ANY RIGHT, SHALL NOT ESTABLISH A CUSTOM OR COURSE OF ACTION AS TO ANY WAIVER OF 1/ST/ SOURCE'S RIGHTS AND REMEDIES. NO WAIVER BY 1/ST/ SOURCE SHALL BE EFFECTIVE UNLESS IN WRITING.


     Notwithstanding anything contained in any document entered into, between Borrower and 1/st/ Source to the contrary, this Note is not subject to the terms of any General Loan Agreement heretofore or hereafter entered into between Borrower and 1/st/ Source.

     This Note shall be secured by that Purchase Money Real Estate Mortgage and Security Agreement of even date herewith covering that real property being acquired by Borrower with the proceeds hereof located in St. Joseph County, as presently improved.
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     This Note is not assignable but is binding and shall inure to the benefit of 1/st/ Source's successors in interest through merger or acquisition.

     Borrower agrees to give 1/st/ Source written notice, by registered or certified mail, of any action or inaction by 1/st/ Source or any agent or attorney of 1/st/ Source in connection with the Note or the Loan Documents or the transactions contemplated thereby that may be actionable against 1/st/ Source or any agent or attorney of 1/st/ Source or a defense to payment for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is given as promply as possible (and in any event within one hundred eight (180) days) after Borrower has knowledge or with the exercise of reasonable diligence should have had knowledge of any such action or inaction, Borrower shall not asset, and Borrower shall be deemed to have waived,any such claim or defense.

Any dispute, controversy or claim arising out of, or in connection with the Agreement or the breach, termination or the validity thereof, shall be resolved by final and binding arbitration I accordance with the Commercial Rules of the American Arbitration Association. The arbitration shall be hears and determined by one arbitrator, appointed in accordance with those Rules. Each party shall bear its own costs for preparing and presenting its case. The costs of the hearing room facilities record transcription, and the arbitrator's fee shall be borne equally by the parties. The place of the arbitration shall be South Bend, Indiana, United States of America and the award shall be deemed an award of the State of Indiana. The arbitrator shall determine the matters in dispute in accordance with the laws (substantive and procedural) of the State of Indiana, excluding Indian's choice of law provisions. The award shall be made and shall be made payable in U.S. dollars, free of any tax or deduction. The award shall include interest, at an appropriate rate fixed by the arbitrator, from the date of any breach or violation of this Agreement to the date when the award is paid in full. The arbitrator's award will be the sole and exclusive remedy between them regarding any and all claims and counterclaims presented to the arbitrator. Judgment upon the award may be entered in any court of competent jurisdiction.

       This Note and payments due hereunder are being delivered and accepted in the State of Indiana and shall be interpreted, construed and governed by the internal laws, and not the law of conflicts, of the State of Indiana.


ADDRESS OF BORROWER:                      BORROWER:  AM GENERAL CORPORATION

105 North Niles Avenue

P.O. Box 7025

South Bend, IN  46634-7025                By: __________________________________
                                              Paul J. Cafiero, Vice President



OFFICER'S INITIAL: ____________

ACCOUNT NUMBER:    ____________

NOTE NUMBER:       ____________